Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169355

AMERICAN REALTY CAPITAL — RETAIL CENTERS OF AMERICA, INC.
SUPPLEMENT NO. 5, DATED MARCH 16, 2013,
TO THE PROSPECTUS, DATED JULY 3, 2012

This prospectus supplement, or this Supplement No. 5, is part of the prospectus of American Realty Capital —Retail Centers of America, Inc., or the Company, dated July 3, 2012, or the Prospectus, as supplemented by Supplement No. 4, dated January 7, 2013, or Supplement No. 4. This Supplement No. 5 supplements, modifies or supersedes certain information contained in our Prospectus and Supplement No. 4 and should be read in conjunction with the Prospectus and Supplement No. 4. This Supplement No. 5 will be delivered with the Prospectus and Supplement No. 4. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries.

The purpose of this Supplement No. 5 is to:

•	disclose the extension of our initial public offering.

OPERATING INFORMATION

Status of the Offering

On March 4, 2013, our board of directors approved the extension of our initial public offering to March 17, 2014, provided that the offering will be terminated if all 150.0 million shares of our common stock are sold before such date (subject to our right to reallocate shares offered pursuant to our distribution reinvestment plan for sale in our primary offering).